EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of CIT Group Inc. of our reports, one of which is dated October 18, 2001 (predecessor) and the other of which is dated October 18, 2001, except as to reacquisition of international subsidiaries described in
Note 1, which is as of February 11, 2002 (successor), relating to the consolidated financial statements of CIT Group Inc. (formerly Tyco Capital Corporation), which appear in the Current Report on Form 8-K of CIT Group Inc. dated July 10, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
July 24, 2002